EXHIBIT 16
                   Letter re change in certifying accountants:
              Letter of Deloitte & Touche LLP dated August 25, 2004



August 25, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.   20549

Dear Sirs/Madams:

We have read Item 4 of PennFed Financial Services, Inc.'s Form 8-K dated August 25, 2004, and we agree with the statements made therein.

Yours truly,


/s/ Deloitte & Touche LLP